UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. __)

                              Cheniere Energy, Inc.
                              ---------------------
                                (Name of Issuer)

                         Common Stock, $0. 003 par value
                         -------------------------------
                         (Title of Class of Securities)

                                    16411R208
                                    ---------
                                 (CUSIP Number)

                                 October 5, 2006
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------                     ------------------------
CUSIP No.  16411R208                        13G         Page  2 of 9  Pages
-----------------------------------                     ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gandhara Advisors Europe LLP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,085,039
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,085,039
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,085,039
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP No.  16411R208                        13G         Page  3 of 9  Pages
-----------------------------------                     ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gandhara Master Fund Limited
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,085,039
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,085,039
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,085,039
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------------                     ------------------------
CUSIP No.  16411R208                        13G         Page  4 of 9  Pages
-----------------------------------                     ------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Davide Erro
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,085,039
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            3,085,039
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,085,039
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):        Name of Issuer:
---------         --------------

The name of the issuer is Cheniere Energy, Inc., a Delaware corporation (the "Company").

Item 1(b):        Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

The Company's principal executive office is located at 717 Texas Avenue, Suite 3100, Houston, Texas, 77002.

Item 2(a):        Name of Person Filing:
---------         ---------------------

This Schedule 13G is filed by:

         (i) Gandhara Advisors Europe LLP, a limited liability partnership incorporated in England and Wales (the "European Investment Manager"), which serves as an investment manager to the Master Fund (defined below), with respect to shares of Common Stock (as defined in Item 2(d)) directly owned by the Master Fund.

         (ii) Gandhara Master Fund Limited, an exempted company incorporated with limited liability in the Cayman Islands (the "Master Fund"), with respect to the shares of Common Stock directly held by it;

         (iii) Mr. Davide Erro ("Mr. Erro"), who is a partner of the European Investment Manager and therefore shares control over its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Erro by virtue of such position.

The European Investment Manager, the Master Fund and Mr. Erro are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):        Address of Principal Business Office or, if None, Residence:
---------          ----------------------------------------------------------

The address of the principal business office of each of the Reporting Persons is 6th Floor, 65 Curzon Street, London W1J 8PE, England.

Item 2(c):        Citizenship:
---------         -----------

The European Investment Manager is incorporated as a limited liability partnership under the laws of the England and Wales. The Master Fund is incorporated with limited liability in the Cayman Islands. Mr. Erro is a United States citizen.

Item 2(d):        Title of Class of Securities:
---------         ----------------------------

Common Stock, $0.003 par value ("Common Stock").

Item 2(e):        CUSIP Number:
---------         ------------

16411R208

Item 3:         If this statement is filed pursuant to Rules 13d-1(b) or
------          --------------------------------------------------------
                13d-2(b) or (c), check whether the person filing is a:
                -----------------------------------------------------

                A.   [ ] Broker or dealer registered under Section 15 of the
                         Act,
                B.   [ ] Bank as defined in Section 3(a)(6) of the Act,
                C.   [ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act,
                D.   [ ] Investment Company registered under Section 8 of
                         the Investment Company Act of 1940,
                E.   [ ] Investment Adviser in accordance with Rule 13d-1
                         (b)(1)(ii)(E),
                F.   [ ] Employee Benefit Plan or Endowment Fund in
                         accordance with 13d-1 (b)(1)(ii)(F),
                G.   [ ] Parent Holding Company or control person in
                         accordance with Rule 13d-1 (b)(1)(ii)(G),
                H.   [ ] Savings Association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act,
                I.   [ ] Church Plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
                J.   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4:         Ownership:
------          ----------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

     A. Gandhara Advisors Europe LLP
        ----------------------------
        (a) Amount beneficially owned: 3,085,039.
        (b) Percent of class: 5.6%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 54,935,191 shares of Common Stock stated to be issued and outstanding as of June 30, 2006, as reflected in the Company's Quarterly Report on Form 10-Q filed on August 4, 2006.
        (c) Number of shares as to which such person has:
                (i)   Sole power  to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 3,085,039
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition:
                      3,085,039

     B. Gandhara Master Fund Limited
        ----------------------------
        (a) Amount beneficially owned: 3,085,039.
        (b) Percent of class: 5.6%.
        (c) Number of shares as to which such person has:
                (i)   Sole power  to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 3,085,039
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition:
                      3,085,039

     C. Davide Erro
        -----------
        (a) Amount beneficially owned: 3,085,039.
        (b) Percent of class: 5.6%.
        (c) Number of shares as to which such person has:
                (i)   Sole power  to vote or direct the vote: 0
                (ii)  Shared power to vote or direct the vote: 3,085,039
                (iii) Sole power to dispose or direct the disposition: 0
                (iv)  Shared power to dispose or direct the disposition:
                      3,085,039


Item 5:  Ownership of Five Percent or Less of a Class:
------   --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
------   ---------------------------------------------------------------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7: Identification and Classification of the Subsidiary Which Acquired the
------  ----------------------------------------------------------------------
        Security Being Reported on by the Parent Holding Company:
        --------------------------------------------------------

Not applicable.

Item 8:  Identification and Classification of Members of the Group:
------   ---------------------------------------------------------

Not applicable.

Item 9:  Notice of Dissolution of Group:
------   ------------------------------

Not applicable.

Item 10: Certification:
-------  -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 17, 2006



                                GANDHARA ADVISORS EUROPE LLP


                                By:  /s/ Davide Erro
                                     -------------------------------------------
                                     Name:  Davide Erro
                                     Title: Partner


                                GANDHARA MASTER FUND LIMITED


                                By:  /s/ Davide Erro
                                     -------------------------------------------
                                     Name:  Davide Erro
                                     Title: Director


                                /s/ Davide Erro
                                ------------------------------------------------
                                Davide Erro









     [SIGNATURE PAGE TO SCHEDULE 13G WITH RESPECT TO CHENIERE ENERGY, INC.]

                                  EXHIBIT INDEX

Exhibit 99.1: Joint Filing Agreement, dated October 17, 2006, by and between Gandhara Advisors Europe LLP, Gandhara Master Fund Limited and Davide Erro.